LIMITED POWER OF ATTORNEY

SECURITIES LAW COMPLIANCE

As an executive officer, director or 10% shareholder of Cell Genesys, Inc. (the "Company"), I hereby constitute and appoint Herbert Fockler, Lesley Calhoun, and Cavena Wong , each of them, my true and lawful attorney-in-fact and agent to:

(1) complete and execute such Forms 3, 4 and 5 and the Form ID Uniform Application for Access codes to file on Edgar as such attorney-in-fact shall in his or her discretion determine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder, as a consequence of my ownership, acquisition, or disposition of securities of the Company;

(2) do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company, and any other persons or agencies as such attorney-in-fact shall deem appropriate; and

(3) take any other action in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to me, legally required by me, or in my best interest.

I acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the attorneys-in-fact.

Dated: June 10, 2005

/s/Kristen Hege, VP Clinical Research